FOR IMMEDIATE RELEASE
August 1, 2016

For further information contact:
Lewis J. Critelli
President and Chief Executive Officer
Norwood Financial Corp.
(570) 253-1455

NORWOOD FINANCIAL CORP. COMPLETES ACQUISITION
OF DELAWARE BANCSHARES, INC.

Honesdale, Pennsylvania, August 1, 2016 - Norwood Financial Corp.  (NASDAQ Global Market: NWFL) ("Norwood"), the holding company for Wayne Bank, announced today that that it had completed its acquisition of Delaware Bancshares, Inc. ("Delaware") and its wholly-owned subsidiary, NBDC Bank effective as of July 31, 2016.  NBDC Bank has been merged into Wayne Bank.  At their election, Delaware shareholders are receiving either $16.68 in cash or 0.6221 shares of Norwood common stock for each share of Delaware common stock held subject to the allocation and proration procedures set forth in the Merger Agreement.  All Delaware shareholders who elected to receive stock will receive stock, and all Delaware shareholders who elected to receive cash will receive cash.  Delaware shareholders who did not make a valid election will receive the cash consideration of $16.68 per share for approximately 35.5% of their Delaware shares and the stock consideration of 0.6221 shares of Norwood common stock for approximately 64.5% of their Delaware shares.  In lieu of fractional shares of Norwood common stock, Delaware shareholders will receive cash at the rate of $27.99 per share of Norwood common stock.  Shareholders who have not previously surrendered their share certificates will receive information shortly on how to exchange their shares for the merger consideration to which they are entitled.
As a result of the merger, Norwood will extend its footprint into Delaware and Sullivan Counties, New York.  The combined company will have over $1.0 billion in assets and 27 branches.  At June 30, 2016, Delaware had total assets of $378.3 million, deposits of $327.5 million and shareholders' equity of $24.1 million.
"We are excited to announce the completion of the Merger and to welcome Delaware's shareholders, and NBDC's customers and employees to Wayne Bank" said Lewis J. Critelli, President and Chief Executive Officer of Norwood.
"Delaware is proud to become part of the Norwood family. This transaction will provide expanded opportunities for our valued customers and dedicated employees," stated James S. Stracuzzi, President and Chief Executive Officer of Delaware.
Boenning & Scattergood, Inc. acted as financial advisor to Norwood Financial Corp. and Sandler O'Neill & Partners, L.P. acted as financial advisor to Delaware Bancshares, Inc.  Jones Walker, LLP served as legal counsel for Norwood Financial Corp., and Cranmore, FitzGerald & Meaney served as legal counsel for Delaware Bancshares, Inc.

About Norwood Financial Corp.

Headquartered in Honesdale, Pennsylvania, Norwood Financial Corp. now operates 15 offices in Wayne, Pike, Monroe and Lackawanna Counties, Pennsylvania and 12 offices in Delaware and Sullivan Counties, New York.  As of June 30, 2016, Norwood Financial Corp. had total assets of $767.8 million, total net loans receivable of $581.2 million, total deposits of $584.3 million and total stockholders' equity of $104.6 million.  Norwood Financial Corp. stock trades on the NASDAQ Global Market under the trading symbol "NWFL".
Forward Looking Statements
Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, and difficulties in integrating NBDC Bank into Wayne Bank, as well as factors discussed in documents filed by Norwood Financial Corp. with the SEC from time to time.  Norwood Financial Corp. does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of Norwood Financial Corp.